Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon and Veridex Amend Certain Milestones in Cancer Agreement

Huntingdon Valley, PA, February 3, 2005. Immunicon Corporation {NASDAQ:IMMC} announced today that it signed an amendment to its Development, License and Supply Agreement dated August 17, 2000 with Veridex, LLC, a Johnson & Johnson company. The amendment modifies two previous milestones entitled “Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring” and “Metastatic Colorectal or Prostate Cancer Therapy Monitoring.” Immunicon believes that the modifications to these milestones are beneficial to both parties and were arrived at through mutual assessment of scientific and market data available at this time.

Milestone Related to Bone Marrow

The first milestone cited above for the adjuvant/recurrence setting previously had prospective payments to Immunicon totaling approximately $1.1 million. While the total of the milestone payments remains the same, the amendment changes the basis of the milestone and achievement requirements to the development of an assay using Immunicon proprietary technology for analysis of tumor cells in the bone marrow of cancer patients.

Immunicon is developing a research kit for the detection and analysis of tumor cells in bone marrow. Published clinical data suggest that the presence of tumor cells in bone marrow has considerable prognostic significance, but there is currently no automated, highly reproducible method for reliable analysis of bone marrow aspirates from patients. Immunicon believes its technology can provide such a method to advance scientific research in this application area, which may lead to products for staging patients with various solid tumor cancers, such as breast, prostate, and colorectal cancer.

Milestone Related to Metastatic Colorectal Cancer

The second milestone cited above in the metastatic setting previously had prospective payments to Immunicon totaling $1 million. The total of the milestone payments as well as the overall achievement requirements remain the same, but the amendment provides for progress payments triggered by certain events in the development program. A payment of $250,000 is now payable upon accrual of an adequate number of metastatic colorectal cancer patients to support a regulatory submission to the U.S. Food and Drug Administration and an additional $250,000 is payable upon completion of a draft regulatory submission that is acceptable to the joint Immunicon and Veridex Steering Committee. The superseded milestone had provided for payment of $500,000 only on Steering Committee approval of the final regulatory submission. Immunicon has already received $500,000 as a result of the enrollment of the first patient in this trial.

Immunicon recently completed a planned interim analysis of data from its ongoing trial for monitoring of patients with metastatic colorectal cancer. The interim analysis looked at data from the first 100 evaluable patients in the study. The results were sufficiently encouraging to warrant study continuation and indicated that expansion of the study to a total of approximately 400 patients was appropriate.

Edward L. Erickson, Chairman of the Board, President and Chief Executive Officer of Immunicon, said, “The analysis of bone marrow aspirates for the presence of tumor cells presents an opportunity to extend our technology to another important sample type in addition to peripheral blood. We believe that the potential value of this diagnostic approach is already well accepted in oncology, particularly in Europe. We are also very pleased that the planned interim analysis of data in our metastatic colorectal cancer study showed encouraging results and justifies expansion of the trial and modification of the associated milestone in our agreement with Veridex.”

About Immunicon

Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s dependence on Veridex, LLC, a Johnson & Johnson company; the Company’s capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company’s product candidates; the Company’s ability to use licensed products and to obtain new licenses from third parties; the Company’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for the Company’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to competitors’ products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company’s industry. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-830-0777 ext. 121 jmurphy@immunicon.com	Investors/Media: The Ruth Group Greg Tiberend (media) 646-536-7005 gtiberend@theruthgroup.com John Quirk (investors) 646-536-7029 jquirk@theruthgroup.com